Exhibit 99.1
The Vita Coco Company Reports Fourth Quarter and Full Year 2021 Financial Results

Record Full Year Net Sales Increased 22% to $380 million driven by Vita Coco Coconut Water Growth of 39%
Fourth Quarter Net Sales Increased 25% to $87 Million

For Fiscal Year 2022, Expect Continued Strong Net Sales Growth of 16-20%

NEW YORK, NY – March 10, 2022 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights Compared to Prior Year
•Net sales grew 25% to $87 million driven by Vita Coco Coconut Water growth of 61%
•Gross profit was $22 million, or 25% of net sales down from $23 million, or 32% of net sales
•Net loss attributable to shareholders was $3 million, or $0.06 per diluted share, compared to net income attributable to shareholders of $17 million, or $0.29 per diluted share, which benefited from a non-cash gain due to the revaluation of the contingent liability of $16 million related to our Runa brand
•Non-GAAP Adjusted EBITDA1 was $1 million compared to $5 million

Full Year 2021 Highlights Compared to Prior Year
•Net sales grew 22% to $380 million driven by Vita Coco Coconut Water growth of 39%
•Gross profit increased to $113 million, or 30% of net sales from $105 million, or 34% of net sales
•Net income attributable to shareholders was $19 million, or $0.35 per diluted share, compared to $33 million or $0.56 per diluted share, which benefited from a non-cash gain due to the revaluation of the contingent liability of $16 million related to our Runa brand
•Non-GAAP Adjusted EBITDA1 was $37 million compared to $35 million

Michael Kirban, the Company’s Founder, co-Chief Executive Officer and Chairman, stated, “I want to recognize the effort of all of our employees to make this a terrific year, which included our successful IPO in October, record net sales performance and significant branded share gains across our key markets. Two years ago we upgraded our commercial capabilities, and decided to focus on growth and gaining share within our category. Our 2021’s record net sales results are testament to the improvements and investments we have made, as we prioritized growth in the belief that increased market share and scale will deliver healthy long-term profitability. Over the course of 2021, in the United States we increased our IRI tracked market share of Coconut Water by 7% to an impressive 49% and increased our household penetration by approximately 180 basis points according to Numerator, showcasing the strength of our brands and our consumer loyalty.2 Looking forward, we plan to fuel our growth by expanding the coconut water category, gaining share of the growing, premium, natural, beverage segment through new distribution and occasions, and successfully meeting the expanding consumer demand with new product and brand offerings. We believe our strong commercial foundation and fixed-asset lite business model position us well to capitalize on the consumer interest in functional and natural beverages.”

Martin Roper, the Company’s co-Chief Executive Officer, commented, “Our Vita Coco Coconut Water product category was the key driver of our net sales growth in both the fourth quarter and full year. We are pleased with Vita Coco brand share gains and high branded volume growth at retail in the quarter, driven by increased consumer demand and some promotions shifting into the fourth quarter. Our gross margins for the quarter were impacted by a 15% increase in cost of goods per case equivalent ("CE") versus prior period mostly due to a worsening of ocean freight rates and other domestic logistics costs which came in higher than expected. In total, we absorbed $8 million of incremental costs of goods on a rate/mix basis in the fourth quarter and $24 million for the full year.”

Roper continued, “Due to ocean freight service and cost challenges to the East Coast, our inventory is out of balance geographically. Starting in late 2021, this created increased domestic logistics inefficiencies and some service challenges, which are continuing into 2022. To address our margin pressures caused by transportation costs including demurrage and incremental ports surcharges, we intend to implement further price increases and reduce promotional activities through fiscal year 2022. Overall, we believe our business is healthy and our commercial platform can support our multiple growth initiatives for long-term growth. Demand for Vita Coco continues to grow, as evidenced by strong household penetration and retail scanner trends, and our positive growth outlook for fiscal year 2022 assumes continuation of this momentum and expected distribution gains, while assuming that our pricing actions do not fully cover the inflationary transportation cost effects, which we believe should recede once supply chains stabilize. ”

Fourth Quarter 2021 Consolidated Results
Net sales increased $17 million, or 25%, to $87 million for the fourth quarter ended December 31, 2021, compared to $70 million for the fourth quarter ended December 31, 2020. The increase in net sales was driven by higher Vita Coco Coconut Water CE volumes across both the Americas and International segments.
Gross profit was $22 million for the fourth quarter of 2021 compared to $23 million for the fourth quarter of 2020. Gross profit margin decreased approximately 750 basis points to 25% for the fourth quarter of 2021 compared to 32% in the same period last year. The gross profit margin erosion in the fourth quarter of 2021 was primarily due to significantly higher transportation costs, including both ocean freight and domestic logistics. Cost of goods per CE were up 15% for the quarter compared to 10% on a full year basis, primarily reflecting increasing transportation costs through the year which were only partially offset by positive mix effects.

Selling, general and administrative expenses in the fourth quarter of 2021 were $27 million, compared to $19 million in the prior year period. The increase was largely due to higher marketing expenses related to brand support and retail activation as well as the impact of a specific management bonus for accomplishing the key financial milestones set in 2019, that were achieved in 2021.

Net loss attributable to shareholders was $3 million, or $0.06 per diluted share for the fourth quarter of 2021, compared to net income of $17 million, or $0.29 per diluted share in the prior year period. The decrease was primarily driven by a non-cash gain due to the revaluation of the contingent liability of $16 million related to our Runa brand which occurred in the fourth quarter of 2020. In addition, the increase in selling, general and administrative expenses as well as the decrease in gross profit contributed to the net income loss.
Adjusted EBITDA1 for the fourth quarter of 2021 was $1 million, compared to $5 million in the fourth quarter of 2020. The decrease in Adjusted EBITDA was primarily driven by the decline in gross profit and the increase in selling, general and administrative expenses.

Full Year 2021 Consolidated Results
Net sales increased $69 million, or 22%, to $380 million for the year ended December 31, 2021, compared to $311 million for the year ended December 31, 2020. The increase in net sales was driven by higher Vita Coco Coconut Water branded CE volumes across both the Americas and International segments.
Gross profit increased by $8 million, or 8%, to $113 million for the year ended December 31, 2021, from $105 million for the year ended December 31, 2020. The increase was primarily driven by higher CE volume and favorable price/mix, partially offset by the increase in cost of goods sold. Gross margin was 30% for the year ended December 31, 2021, as compared to 34% for the year ended December 31, 2020. The approximate 400 basis points decline was largely driven by cost pressure related to transportation, including both ocean freight and domestic logistics.

Selling, general and administrative expenses increased by $14 million, or 19%, to $89 million for the year ended December 31, 2021, from $74 million for the year ended December 31, 2020. The increase was primarily driven by increases in people costs of $7 million, and other one-time expenses related to public company readiness and ongoing public company costs of $4 million. There was also an additional increase in spend of approximately $2 million in marketing to support our brands and retail activation programs.

Net Income attributable to shareholders was $19 million, or $0.35 per diluted share for the year ended 2021, compared to $33 million, or $0.56 per diluted share in the prior year. The decrease versus prior year was primarily driven by a non-cash gain due to the revaluation of the contingent liability of $16 million related to our Runa brand which occurred in the fourth quarter of 2020 and the increase in selling, general and administrative expenses partially offset by the higher gross profit.
Adjusted EBITDA1 for the year ended 2021 was $37 million, compared to $35 million in 2020. This included approximately $7 million of adjustments mostly related to non-recurring costs incurred in connection with our IPO as well as a multi-year management incentive program.

Balance Sheet

As of December 31, 2021, the Company had cash and cash equivalents of $29 million and no debt, compared to $72 million and $25 million, respectively as of December 31, 2020. The decrease in net cash was primarily driven by a share buyback of approximately $50 million executed in the first quarter of 2021 and higher working capital needs to support increased inventory levels, partially offset by the cash received in the IPO. Inventories as of December 31, 2021, totaled $75 million with approximately half of that amount in-transit, compared to $32 million as of December 31, 2020. On December 31, 2021, there were 55,558,382 shares of common stock outstanding.
Initial Public Offering
On October 21, 2021, the Company began trading on The Nasdaq Stock Market, under the ticker symbol COCO and closed its IPO of 11,500,000 shares of common stock at a public offering price of $15.00 per share on October 25. The Company sold 2,500,000 shares of common stock and the selling stockholders sold 9,000,000 shares of common stock. The Company did not receive any proceeds from the sale of shares by the selling stockholders. Total proceeds to the Company were approximately $30 million, net of underwriter’s discounts and commissions and other offering expenses. The Company used the net proceeds from the IPO to repay outstanding borrowings under its Term Loan Facility and for general corporate purposes, including working capital and operating expenses.
Fiscal Year 2022 Full Year Outlook
The Company is providing the following guidance:
•Expect net sales in the range of $440-455 million representing a growth of approximately of 16-20% compared to fiscal year 2021
•Anticipate further pressure on gross margin driven by continued elevated transportation costs, partially offset by increased net pricing and efficiency initiatives
•Forecast Adjusted EBITDA in the range of $32-36 million3
Uncertainty and instability of the current operating environment, global economies, and geopolitical landscape could affect this outlook and our future results.
Footnotes:
(1)Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.
(2)Retail sales for calendar year 2021 ending 12-26-21 (MULO + Convenience) per IRI Custom Research by Vita Coco. Household penetration data from Numerator for the 52 Weeks ending 12-31-21.
(3)GAAP Net Income 2022 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details
The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. The conference call can be accessed by dialing (800) 547-1866 or for international callers by dialing (224) 619-3907, conference ID 1667487. A replay of the conference call will be available through March 24, 2022 by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406, conference ID 1667487. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company was co-founded in 2004 by co-CEO Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, and balance purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.
Contacts

Investor:
John Mills
Managing Partner
646-277-1254
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our prospectus pursuant to Rule 424(b) filed with the U.S. Securities and Exchange Commission (“SEC”) on October 22, 2021, our Quarterly Report on Form 10-Q for the period ended September 30, 2021 filed with the SEC on November 17, 2021 and our other filings with the SEC as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at www.vitacoco.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$28,690	$72,181
Accounts receivable, net of allowance of $1,301 at December 31, 2021, and $1,211 at December 31, 2020	47,195	30,504
Inventory	75,360	31,967
Supplier advances	1,170	1,190
Derivative assets	126	200
Prepaid expenses and other current assets	20,718	23,105
Total current assets	173,259	159,147
Property and equipment, net	2,473	2,880
Goodwill	7,791	7,791
Intangible assets, net	7,934	9,154
Supplier advances	2,808	2,925
Deferred tax assets, net	1,265	—
Other assets	1,954	1,964
Total assets	$197,484	$183,861
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,338	$15,837
Accrued expenses	42,399	34,482
Notes payable, current	28	22
Derivative liabilities	3,197	5,364
Total current liabilities	73,962	55,705
Credit facility	—	25,000
Notes payable	48	34
Deferred tax liability	—	342
Other long-term liabilities	301	481
Total liabilities	$74,311	$81,562
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; and 61,764,582 shares and 59,200,050 shares issued at December 31, 2021 and 2020, respectively; 55,558,382 and 58,185,855 shares outstanding at December 31, 2021 and 2020, respectively.	618	592
Additional paid-in capital	134,730	100,849
Loan to stockholder	—	(17,700)
Retained earnings	47,369	28,354
Accumulated other comprehensive loss	(616)	(949)
Treasury stock, 6,206,200 shares at cost as of December 31, 2021, and 1,014,195 shares at cost as of December 31, 2020	(58,928)	(8,925)
Total stockholders’ equity attributable to The Vita Coco Company, Inc.	123,173	102,221
Noncontrolling interests	—	78
Total stockholders’ equity	123,173	102,299
Total liabilities and stockholders’ equity	$197,484	$183,861

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$86,584	$69,517	$379,513	$310,644
Cost of goods sold	64,997	46,973	266,365	205,786
Gross profit	21,587	22,544	113,148	104,858
Operating expenses
Selling, general and administrative	26,662	18,939	88,559	74,401
Change in fair value of contingent consideration	—	(16,400)	—	(16,400)
Total operating expenses	26,662	2,539	88,559	58,001
Income from operations	(5,075)	20,005	24,589	46,857
Other income (expense)
Unrealized gain/(loss) on derivative instruments	843	2,511	2,093	(4,718)
Foreign currency gain/(loss)	(75)	730	(2,088)	1,848
Loss on extinguishment of debt	(132)	—	(132)	—
Interest income	23	160	127	404
Interest expense	(41)	(15)	(360)	(791)
Total other income (expense)	618	3,386	(360)	(3,257)
Income before income taxes	(4,457)	23,391	24,229	43,600
Income tax expense	1,040	(6,298)	(5,237)	(10,913)
Net income	$(3,417)	$17,093	$18,992	$32,687
Net income/(loss) attributable to noncontrolling interest	—	6	(23)	27
Net income attributable to The Vita Coco Company, Inc.	$(3,417)	$17,087	$19,015	$32,660
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$(0.06)	$0.29	$0.35	$0.56
Diluted	$(0.06)	$0.29	$0.35	$0.56
Weighted-average number of common shares outstanding
Basic	54,963,697	58,324,924	53,689,910	58,501,170
Diluted	55,521,023	58,418,846	54,186,121	58,610,825

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Twelve Months ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$18,992	$32,687
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,069	2,125
(Gain)/loss on disposal of equipment	112	(5)
Bad debt expense	76	859
Unrealized (gain)/loss on derivative instruments	(2,093)	4,718
Stock-based compensation	3,380	1,517
Impairment of intangible assets	—	90
Deferred tax expense	(1,644)	6,282
Change in fair value of contingent consideration	—	(16,400)
Loss on extinguishment of debt	132	—
Changes in operating assets and liabilities:
Accounts receivable	(16,917)	190
Inventory	(43,501)	4,978
Prepaid expenses and other assets	2,584	(16,762)
Accounts payable, accrued expenses, and other long-term liabilities	20,503	12,708
Net advances to suppliers	141	336
Net cash provided by (used in) operating activities	(16,166)	33,323
Cash flows from investing activities:
Cash paid for property and equipment	(557)	(392)
Proceeds from sale of property and equipment	—	17
Net cash used in investing activities	(557)	(375)
Cash flows from financing activities:
Proceeds from issuance of common stock upon initial public offering, net of underwriting discounts and offering costs	30,356	—
Proceeds from exercise of stock options/warrants	177	885
Proceeds from settlement of loan to stockholder	17,700	—
Borrowings on credit facility	—	25,000
Repayments of borrowings on credit facility	(25,000)	—
Proceeds from the term loan	30,000	—
Repayments of the term loan	(30,000)	—
Cash received (paid) on notes payable	21	(16,895)
Cash paid to acquire treasury stock	(50,003)	(6,940)
Cash paid to acquire portion of non-controlling interest	(54)	—
Net cash used in financing activities	(26,803)	2,050
Effects of exchange rate changes on cash and cash equivalents	35	443
Net decrease in cash and cash equivalents	(43,491)	35,441
Cash and cash equivalents at beginning of the period	72,181	36,740
Cash and cash equivalents at end of the period	$28,690	$72,181

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net income	$(3,417)	$17,093	$18,992	$32,687
Depreciation and amortization	512	566	2,069	2,125
Interest income	(23)	(160)	(127)	(404)
Interest expense	41	15	360	791
Income tax expense	(1,040)	6,298	5,237	10,913
EBITDA	(3,927)	23,812	26,531	46,112
Stock-based compensation (a)	1,739	278	3,380	1,517
Unrealized (gain)/loss on derivative instruments (b)	(843)	(2,511)	(2,093)	4,718
Foreign currency (gain)/loss (b)	75	(730)	2,088	(1,848)
Change in fair value of contingent consideration (c)	—	(16,400)	—	(16,400)
Loss on extinguishment of debt (d)	132	—	132	—
Other adjustments (e)	3,424	802	6,824	967
Adjusted EBITDA	$600	$5,251	$36,862	$35,066
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Non-cash income/charge related to the changes in fair value of the contingent consideration liability related to Runa, which we do not consider in our evaluation of ongoing performance.
(d)Non-cash loss on extinguishment of debt related to the early pay down of the Term Loan with the IPO proceeds which we do not consider in our evaluation of ongoing performance.
(e)Reflects other charges inclusive of other non-recurring expenses mostly related to our public company readiness preparation and a two-year management incentive program structured differently from other regular employee compensation, which we do not consider in our evaluation of our ongoing performance.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Americas segment
Vita Coco Coconut Water	$55,628	$33,833	$231,858	$164,786
Private Label	14,182	21,058	80,639	83,449
Other	3,148	3,388	11,394	14,664
Subtotal	$72,958	$58,279	$323,891	$262,899
International segment
Vita Coco Coconut Water	$8,193	$5,780	$34,639	$27,167
Private Label	4,359	3,123	14,007	12,596
Other	1,074	2,335	6,976	7,982
Subtotal	$13,626	$11,238	$55,622	$47,745
Total net sales	$86,584	$69,517	$379,513	$310,644

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021		2020
Cost of goods sold
Americas segment	$52,597	$39,098	$222,027		$172,644
International segment	12,400	7,875	44,338	—	33,142
Total cost of goods sold	$64,997	$46,973	$266,365		$205,786
Gross profit
Americas segment	$20,361	$19,181	$101,864		$90,256
International segment	1,226	3,363	11,284		14,602
Total gross profit	$21,587	$22,544	$113,148		$104,858
Gross margin
Americas segment	27.9%	32.9%	31.5%		34.3%
International segment	9.0%	29.9%	20.3%		30.6%
Consolidated	24.9%	32.4%	29.8%		33.8%

	VOLUME (CE)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Americas segment
Vita Coco Coconut Water	5,614	3,514	25,096	18,690
Private Label	1,649	2,431	9,292	9,431
Other	363	381	1,194	1,650
Subtotal	7,626	6,326	35,582	29,771

International segment*
Vita Coco Coconut Water	1,166	867	5,056	4,146
Private Label	555	405	1,883	1,707
Other	18	153	231	634
Subtotal	1,739	1,425	7,170	6,487
Total volume (CE)	9,365	7,751	42,752	36,258
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE